FOR IMMEDIATE RELEASE

WHIRLPOOL CONTACTS:                       MAYTAG CONTACTS:
MEDIA                                     MEDIA
Christopher Wyse, (269) 923-3417          Karen Lynn, (641) 787-8185
Christopher.Wyse@Whirlpool.com            klynn2@maytag.com

INVESTORS                                 John Daggett, (641) 787-7711
Larry Venturelli, (269) 923-4678          John.Daggett@maytag.com
Larry.Venturelli@Whirlpool.com


                  WHIRLPOOL CORPORATION AND MAYTAG CORPORATION
                        SIGN DEFINITIVE MERGER AGREEMENT


BENTON HARBOR, Mich. and NEWTON, Iowa - August 22, 2005 - Whirlpool Corporation (NYSE: WHR) and Maytag Corporation (NYSE:MYG) today signed a definitive merger agreement in which Whirlpool will acquire all outstanding shares of Maytag in a cash and stock merger valued at $21 per share. One half of the per share consideration will be paid in cash and the balance in a fraction of a share of Whirlpool common stock as described below.

     The Board of Directors of Maytag has approved the merger agreement with Whirlpool and intends to recommend to Maytag's shareholders that they adopt the agreement.

     Prior to signing the Whirlpool merger agreement, Maytag paid a $40 million termination fee to Triton Acquisition Holding and, thereafter, terminated the agreement with Triton. In accordance with Whirlpool's August 10, 2005, offer, as extended on August 12, 2005, Whirlpool has reimbursed the $40 million to Maytag today. In addition, Maytag said that the special meeting of stockholders scheduled for Friday, September 9, 2005, has been cancelled as a result of the termination of the Triton merger agreement.

     The aggregate transaction value, including assumption of approximately $977 million of debt, is approximately $2.7 billion. The transaction is subject to customary conditions, including, among other things, regulatory approvals and Maytag shareholder approval. The transaction will be taxable to Maytag shareholders.

     Maytag shareholders will receive, for each share held, $10.50 in cash and between 0.1144 and 0.1398 of a share of Whirlpool stock. The amount of Whirlpool stock to be issued in exchange for each Maytag share will depend upon the volume-

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weighted average trading price of Whirlpool's stock during a 20 trading-day period ending shortly before the merger. Maytag shareholders will receive 0.1144 of a share of Whirlpool stock if the average Whirlpool stock price is $91.79 or greater and 0.1398 if it is $75.10 or less; between the two prices, the exchange ratio will vary proportionately.

     Howard Clark, Maytag board member since 1986 and lead director, said, "After careful consideration in conjunction with our financial and legal advisors and an independent committee of Maytag's board consisting of all non-management directors, we re-evaluated the transaction with Triton and concluded that the Whirlpool agreement is superior and is in the best interest of our shareholders."

     Jeff Fettig, Whirlpool chairman, president and CEO, said, "The combination of Whirlpool and Maytag will create very substantial benefits for consumers, trade customers and our shareholders. This transaction will enable us to achieve significant efficiencies and better asset utilization. It will also allow us to offer a wider range of products to a much broader consumer base."

     "Overall, this transaction will translate into better products, quality and service, as well as efficiencies, which will enhance our ability to succeed in the increasingly competitive global home-appliance industry," added Fettig. "We remain highly confident that we will receive regulatory clearance for this transaction in a timely manner."

     Ralph Hake, Maytag chirman and CEO, said, "This combination brings together two leading organizations with strong traditions in quality and customer satisfaction. Together, Whirlpool and Maytag will bring substantial benefits to consumers around the world, as well as to shareholders and customers."

     Whirlpool has sufficient resources to finance the acquisition and has received strong support from the banking sector. The company currently has a $1.2 billion, five-year committed credit facility, scheduled to mature in 2009. There have been no borrowings under this agreement. The acquisition and upcoming debt maturities of the combined company are expected to be financed through current bank agreements and with new committed bank facilities.

     In addition to reimbursing the $40 million termination fee paid by Maytag to Triton, Whirlpool has agreed to pay up to $15 million to assist Maytag in retaining key employees. Whirlpool also has agreed to pay Maytag a "reverse break-up fee" of $120 million under certain circumstances in the unlikely event of failure to obtain regulatory clearance.

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     Maytag's shareholders are expected to vote on the transaction before the end of the year. Whirlpool expects the transaction to close as early as the first quarter of 2006, following approval from Maytag shareholders and regulatory clearance.

    Lazard serves as financial advisor; Wachtell, Lipton, Rosen & Katz serves as legal advisor; and Cleary Gottlieb Steen & Hamilton serves as special legal counsel to Maytag. Greenhill & Company, Weil Gotshal & Manges LLP, Howrey LLP, and The Boston Consulting Group serve as advisors to Whirlpool.


ABOUT WHIRLPOOL CORPORATION

Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances, with annual sales of over $13 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found at www.whirlpoolcorp.com.


ABOUT MAYTAG CORPORATION

Maytag Corporation is a $4.7 billion home and commercial appliance company focused in North America and in targeted international markets. The corporation's primary brands are Maytag(R), Hoover(R), Jenn-Air(R), Amana(R), Dixie-Narco(R) and Jade(R).


WHIRLPOOL ADDITIONAL INFORMATION:
--------------------------------
This news release contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update such information. Forward-looking statements include, but are not limited to, statements regarding expected earnings per share, cash flow, and material costs for the full year 2005, as well as the expected consequences of enacted price increases. Although Whirlpool believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Many factors could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are:
(1) the cost of raw materials and components, especially steel and the impact of rising oil prices; (2) the financial impact of Whirlpool's announced price changes will be dependent upon such factors as market conditions, the strength of consumer demand for Whirlpool's products, and other factors outside of Whirlpool's control such as the general economic conditions prevailing at the time the new pricing goes into effect; (3) rising worldwide transportation costs due to historically high and volatile oil prices, capacity constraints, and other factors; (4) the ability to gain or maintain market share in an intensely competitive global market; (5) the strength of new and established Asian competitors in the United States and abroad; (6) the success of Whirlpool's global business strategy; (7) Whirlpool's global operating platform initiatives;
(8) the success of the Latin American businesses operating in challenging and volatile

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environments;  (9)  continuation of Whirlpool's  strong  relationship  with
Sears Holdings Corporation in North America, which accounted for approximately 17% of consolidated net sales of $13 billion in 2004; (10) currency exchange rate fluctuations; (11) social, economic and political volatility in developing markets; (12) continuing uncertainty in the North American, Latin American, Asian and European economies; (13) the effectiveness of the series of restructuring actions Whirlpool has announced and/or completed through 2004;
(14) U.S. interest rates; (15) changes to the obligations as presented in the contractual obligations table; (16) changes in the funded position of the U.S. pension plans; (17) continued strength of the U.S. builder industry; (18) the threat of terrorist activities or the impact of war; (19) Whirlpool's estimate of its annual effective tax rate of approximately 31.7%; and (20) the ability of Whirlpool and Maytag to satisfy the conditions to consummation of the merger agreement between them, including Maytag shareholder approval and regulatory clearances, the timing of such satisfaction and in the event the merger is completed, Whirlpool's ability to realize expected benefits and the timing of such realization.

MAYTAG ADDITIONAL INFORMATION:
-----------------------------
This document includes statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transactions, expected cost savings and anticipated future financial operating performance and results, including estimates of growth. These statements are based on the current expectations of management of Maytag. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, with respect to the transaction with Whirlpool (1) Maytag may be unable to obtain shareholder approval required for the transaction; (2) conditions to the closing of the transaction may not be satisfied or the merger agreement may be terminated prior to closing; (3) Maytag may be unable to obtain the regulatory approvals required to close the transaction, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on Maytag or cause the parties to abandon the transaction; (4) Maytag may be unable to achieve cost-cutting goals or it may take longer than expected to achieve those goals; (5) the transaction may involve unexpected costs or unexpected liabilities; (6) the credit ratings of Maytag or its subsidiaries may be different from what the parties expect; (7) the businesses of Maytag may suffer as a result of uncertainty surrounding the transaction; (8) the industry may be subject to future regulatory or legislative actions that could adversely affect Maytag; and (9) Maytag may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of Maytag are set forth in its filings with the Securities and Exchange Commission ("SEC"), which are available at www.maytagcorp.com. Maytag undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


ADDITIONAL INFORMATION RELATING TO THE MERGER AND WHERE TO FIND IT
Whirlpool and Maytag will file a prospectus/proxy statement with the SEC in connection with the proposed transaction. Investors are urged to read any such prospectus/proxy statement, when available, which will contain important information. The prospectus/proxy statement will be, and other documents filed by Whirlpool and Maytag

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with the SEC are, available free of charge at the SEC's website (WWW.SEC.GOV)
or from Whirlpool by directing a request to Whirlpool Corporation, 2000 North M-63, Mail Drop 2800, Benton Harbor, MI 49022-2692, Attention: Larry Venturelli, Vice President, Investor Relations, or from Maytag Corporation's Web site at WWW.MAYTAGCORP.COM. Neither this communication nor the prospectus/proxy statement, when available, will constitute an offer to issue Whirlpool common stock in any jurisdiction outside the United States where such offer or issuance would be prohibited -- such an offer or issuance will only be made in accordance with the applicable laws of such jurisdiction.

Whirlpool, Maytag and their respective directors, executive officers, and other employees may be deemed to be participating in the solicitation of proxies from Maytag stockholders in connection with the approval of the proposed transaction. Information about Whirlpool's directors and executive officers is available in Whirlpool's proxy statement, dated March 18, 2005, for its 2005 annual meeting of stockholders. Information about Maytag's directors and executive officers is available in Maytag's proxy statement, dated April 4, 2005, for its 2005 annual meeting of stockholders. Additional information about the interests of potential participants will be included in the prospectus/proxy statement Whirlpool and Maytag will file with the SEC.

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